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                                                                    EXHIBIT 99.3


ST. ANDREWS AT THE POLO CLUB
STATEMENT OF SPECIFIC OPERATING EXPENSES IN EXCESS OF REVENUES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


(Dollars in Thousands, Except for Share Amounts)


REVENUES (Note 1):
  Rental revenues                                        $ 481
  Other property revenues                                   81
                                                         -----
    Total property revenues                                562

SPECIFIC OPERATING EXPENSES (Note 2)                       693
                                                         -----

SPECIFIC OPERATING EXPENSES IN EXCESS
OF REVENUES                                              $(131)
                                                         =====


The accompanying notes are an integral part of this statement.


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ST. ANDREWS AT THE POLO CLUB
NOTES TO STATEMENT OF SPECIFIC OPERATING EXPENSES IN EXCESS OF
REVENUES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         On November 6, 2001, Roberts Realty purchased the 200-unit St. Andrews at The Polo Club apartment community located in the City of Wellington, Palm Beach County, Florida from an unrelated party for a purchase price of $28,398,000, including closing costs, as part of a Section 1031 tax-deferred exchange partially funded by sales proceeds from the sale of Roberts Realty's Crestmark apartment community in July 2001. To provide the balance of the funds needed to purchase St. Andrews, Roberts Realty obtained a $21,000,000 permanent loan from State Farm Life Insurance Company. The loan bears a fixed interest rate of 6.95% and has a 10-year term. The St. Andrews at The Polo Club community was under construction, and as such, had no operations during 2000. In addition, during the nine months ended September 30, 2001, the St. Andrews at The Polo Club community was in the process of being leased up.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RENTAL REVENUE RECOGNITION

         The apartment communities are leased under operating leases with terms generally equal to one year or less. Rental income is recognized when earned, which is not materially different than revenue recognition on a straight-line basis.

2.       BASIS OF ACCOUNTING

         The accompanying statement of specific operating expenses in excess of revenues is presented on the accrual basis. This statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses not comparable to the operations of St. Andrews at The Polo Club after acquisition, such as depreciation, interest, and management fees.


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